JOINT FILING AGREEMENT

This Joint Filing Agreement (this "Agreement") is entered into as of November 3, 2006 by and between Full Talent Limited, a limited liability company organized under the laws of the British Virgin Islands ("Full Talent"), Full Wisdom International Limited, a limited liability company organized under the laws of the British Virgin Islands ("Full Wisdom") and ZHANG Zhengyu, an individual PRC citizen ("Zhang").

Full Talent, Full Wisdom and Zhang hereby agree to jointly prepare and timely file (or otherwise deliver, as appropriate) all statements on Schedule 13D or amendments thereto ("13D Filings") required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended, with respect to their respective beneficial ownership of common shares, par value $.001 per share, of General Components, Inc., and each of them mutually covenants to the others that they will fully cooperate with each other in the preparation and timely filing of all such 13D Filings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

                                            FULL TALENT LIMITED


                                            By: /s/ Zhang Zhengyu
                                               -------------------------------
                                               Name: Zhang Zhengyu
                                               Title: Director


                                            FULL WISDOM INTERNATIONAL LIMITED


                                            By: /s/ Zhang Zhengyu
                                               -------------------------------
                                               Name: Zhang Zhengyu
                                               Title: Director


                                               /s/ Zhang Zhengyu
                                               -------------------------------
                                               Zhang Zhengyu